                                   Exhibit 8


                  [Watkins Ludlam & Stennis, P.A. Letterhead]





                               [Date of Closing]

Board of Directors
Southeast National Bank
1855 South Morrison Boulevard
Hammond, Louisiana 70404-2488

Board of Directors
Hancock Holding Company
Post Office 4019
Gulfport, Mississippi 39502

         Re: The Federal Income Tax Consequences of Certain Matters Arising Under the Corporate Reorganization Provisions of the Internal Revenue Code of 1986, as amended.

Gentlemen:

         We have acted as special counsel to Hancock Holding Company, a Mississippi corporation ("HHC") and Hancock Bank of Louisiana, a Louisiana state bank ("Hancock Bank"), in connection with certain federal income tax matters relating to the transactions described in: (a) that certain Agreement and Plan of Reorganization, dated as of July 31, 1996 (the "Merger Agreement"), by and among HHC, Hancock Bank and Southeast National Bank ("SNB"), and (b) that certain Bank Merger Agreement between SNB and Hancock Bank, dated as of July 31, 1996. This opinion is furnished to you pursuant to Section 8.1(e) of the Merger Agreement. Except as otherwise defined herein, all capitalized terms herein have the meanings set forth in the Merger Agreement.

         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied upon certain written representations and covenants of the parties to the Bank Merger set forth in the Certificates which are attached hereto as Exhibits "A" and "B."

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (the "Service") and such other authorities as we have considered relevant.

                 I.  DESCRIPTION OF PROPOSED BANK MERGER

         The proposed Bank Merger will be structured in accordance with the Merger Agreement, the Bank Merger Agreement, the laws of the State of Louisiana, applicable federal law, the statements and representations of the parties to the transactions, and the following descriptions:

Board of Directors
Southeast National Bank
Hancock Holding Company
[Date of Closing]
Page 2


         (1) On the Effective Date, SNB will be merged with and into Hancock Bank on the terms and subject to the conditions set forth in the Merger Agreement and the Bank Merger Agreement, some of which are further described below. Hancock Bank will acquire all of the assets and assume all of the liabilities of SNB. Hancock Bank will continue in existence as the surviving corporation. SNB will cease to exist at the Effective Date of the Bank Merger.

         (2) Except for shares as to which dissenters' rights, if any, have been perfected and not withdrawn or otherwise forfeited under applicable Louisiana law, and except for shares held by certain "Small Shareholders" as described below, on the Effective Date (pursuant to Section 3.1(b) of the Merger Agreement), the issued and outstanding shares of SNB Common Stock shall automatically be exchanged for and converted into the right to receive a fixed number of shares of HHC Common Stock and a fixed amount of cash (collectively the "SNB Exchange Ratio"). Each holder of 25 or fewer shares of SNB Common Stock (a "Small Shareholder"), shall not receive HHC Common Stock, but rather shall be entitled to receive as consideration a fixed cash amount for each share of SNB Common Stock held.

         (3) If after calculation of the SNB Exchange Ratio, a holder of shares of SNB Common Stock is entitled to receive a fraction of a share of HHC's Common Stock, no such fractional share will be issued. In lieu thereof, cash will be paid to such shareholder in an amount equal to such fractional part of a share of HHC Common Stock multiplied by $37.25.

         (4) As a result of the Bank Merger, the SNB shareholders (other than the Small Shareholders and those SNB shareholders who perfect any applicable dissenters' rights) will become shareholders of HHC.

         (5)     No Hancock Bank Common Stock will be issued in the Bank
                 Merger.

         (6) The ownership structure between HHC and Hancock Bank will not change as a result of the Bank Merger. After the Bank Merger, Hancock Bank will continue its historical business in a substantially unchanged manner.

                                  II.  OPINION

         In reliance upon the foregoing facts and the representations of the parties to the Bank Merger transactions, and based upon our review of such documents and consideration of such legal matters as we have deemed relevant and sufficient to enable us to render an informed opinion, we are of the opinion that the federal income tax consequences of the proposed Bank Merger will be as follows:

         1. Provided the proposed Bank Merger of SNB with and into Hancock Bank qualifies as a statutory merger under applicable state or federal law, the acquisition by Hancock Bank of all of the assets of SNB in exchange for the SNB Exchange Ratio, cash, and the assumption of liabilities of SNB will constitute a reorganization within the meaning of Code section 368(a)(1)(A)1 and section 368(a)(2)(D).

Board of Directors
Southeast National Bank
Hancock Holding Company
[Date of Closing]
Page 3

                 For purposes of this opinion, "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of SNB held immediately prior to the Bank Merger. HHC, Hancock Bank, and SNB will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

         2. No gain or loss will be recognized by SNB upon the transfer of substantially all of its assets to Hancock Bank in exchange for the SNB Exchange Ratio and cash (all of which will be distributed to the SNB shareholders), and the assumption by Hancock Bank of the liabilities of SNB and the liabilities to which the transferred assets are subject (Code sections 361(b)(1)(A) and 357(a)).

         3. No gain or loss will be recognized by either HHC or Hancock Bank on the receipt by Hancock Bank of substantially all of the assets of SNB in exchange for the SNB Exchange Ratio, cash, and the assumption by Hancock Bank of the liabilities of SNB and the liabilities to which the transferred assets are subject (Rev. Rul. 57-278, 1957-1 C.B. 124).

         4. Gain, if any, will be realized by the SNB shareholders who receive HHC Common Stock and cash (i.e., the SNB Exchange Ratio) in exchange for their SNB Common Stock. Such gain will be recognized, but not in excess, in each instance, of the sum of such cash received (section 356(a)(1)). If the exchange has the effect of the distribution of a dividend (determined with the application of section 318(a)), then the amount of the gain recognized that is not in excess of the SNB shareholder's ratable share of undistributed earnings and profits will be treated as a dividend (section 356(a)(2)).
                 The determination of whether the exchange has the effect of the distribution of a dividend must be made on a shareholder-by-shareholder basis in accordance with the principles set forth in Commissioner v. Clark, 489 U.S. 726
                 (1989), Rev. Rul. 93-61, 1993-2 C.B. 118, and United States v.
                 Davis, 397 U.S. 301 (1970). The remainder, if any, of the gain recognized will be treated as gain from the exchange of property. No loss will be recognized on the exchange of SNB Common Stock for the SNB Exchange Ratio (section 356(c)).

         5. Where a dissenting SNB shareholder receives solely cash in exchange for all of his or her SNB Common Stock, such cash will be treated as having been received by the shareholder as a distribution in redemption of his or her stock subject to the provisions and limitations of section 302.

         6. In the case of a Small Shareholder of SNB who receives solely cash in exchange for all of his or her SNB Common Stock, such cash will be treated as having been received by the shareholder as a distribution in redemption of his or her stock subject to the provisions and limitations of section 302.

---------------

        (1) Unless otherwise noted, hereafter all section references are to the Code.

Board of Directors
Southeast National Bank
Hancock Holding Company
[Date of Closing]
Page 4

         7. The payment of cash to SNB shareholders in lieu of fractional shares of HHC Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the reorganization exchange and then redeemed by HHC. The cash payments will be treated as having been received as distributions in redemption of such stock, subject to the provisions and limitations of section 302 of the Code (Rev. Rul. 66-365, 1966-2 C.B. 116; Rev. Proc. 77-41, 1977-2 C.B.
                 574).

         We have qualified our opinions by reference to the Code, the Treasury Regulations promulgated thereunder, and existing judicial and administrative interpretations thereof. In so opining, we have relied upon the foregoing facts and representations and have reviewed such documents and have considered such legal matters as we have deemed relevant and sufficient to enable us to render an informed opinion. While we have not been requested nor have we undertaken to make independent investigations to verify the representations and statements described above or set forth in the Certificates attached as Exhibits "A" and "B," based upon our discussions with representatives of the parties and our limited review of certain background material, we believe that it is reasonable for us to rely on such representations and statements.

         Our opinion is limited to the specific opinions expressed above, and no other opinions are intended nor should they be inferred. An opinion of counsel has no binding effect upon the Service and no assurances can be given that the conclusions reached in any opinion will not be contested by the Service, or if contested, will be sustained by a court.

         The opinions we have expressed above are based on the facts and representations outlined herein being correct in all material respects as of the dates indicated or at the time of the proposed transactions as the case may be. In the event that one or more of the facts or representations are incorrect for any such time, our opinion would likely be substantially different than that expressed above.

         The opinion expressed herein is for the sole benefit of HHC, Hancock Bank and SNB, together with their respective shareholders for their use in connection with the proposed Bank Merger, and is not to be used, delivered to or relied upon by any other party for any other purpose, and may not be circulated, quoted, or otherwise referred to for any other purpose without our prior written consent.

                                             Very truly yours,


                                             /s/ WATKINS LUDLAM & STENNIS, P.A.

                     CERTIFICATE OF SOUTHEAST NATIONAL BANK
               RELATING TO SECTION 368 OPINION ON THE BANK MERGER


         This Certificate has been requested by the law firm of Watkins Ludlam & Stennis, P.A. in connection with the rendering of its opinion as to certain federal income tax consequences relating to the merger (the "Bank Merger") of Southeast National Bank ("SNB") with and into Hancock Bank of Louisiana ("Hancock Bank") as such transaction is described in that certain Agreement and Plan of Reorganization By and Among Hancock Holding Company ("HHC"), Hancock Bank and SNB dated as of July __, 1996 (the "Merger Agreement"). Watkins Ludlam & Stennis, P. A. will rely on the representations stated hereinafter, as well as on other facts, assumptions, and representations described in its opinion letter dated [____________________, 1996 (date of closing)] (the "WL&S Tax Opinion") in opining on the federal income tax issues stated therein. Accordingly, this Certificate is an integral part of the WL&S Tax Opinion. Unless otherwise noted, all defined or capitalized terms used in this Certificate have the same meaning ascribed to such terms in the Merger Agreement or in the WL&S Tax Opinion.

         The following representations are being made in connection with the Bank Merger:

         1. The fair market value of the HHC Common Stock and cash (or, where a Bank shareholder is entitled to receive cash only, the cash) received in the Bank Merger exchange by each SNB shareholder (collectively, the "Hancock Bank Consideration") will be approximately equal to the fair market value of the SNB Common Stock surrendered in the exchange.

         2. The aggregate fair market value of the HHC Common Stock portion of the Hancock Bank Consideration will, on the Effective Date of the Bank Merger, constitute at least fifty-one percent (51%) of the total fair market value of the Hancock Bank Consideration exchanged in the Bank Merger.

         3. To the best of the knowledge of management of SNB, there is no plan or intention by the shareholders of SNB who own one percent (1%) or more of the SNB Common Stock, and to the best of the knowledge of management of SNB there is no plan or intention on the part of the remaining shareholders of SNB, to sell, exchange, or otherwise dispose of a number of shares of HHC Common Stock received in the Bank Merger that would collectively reduce the SNB shareholders' ownership of HHC Common Stock to a number of shares having a value, as of the date of the Bank Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of SNB as of the same date. For purposes of this representation, shares of SNB Common Stock exchanged for cash in lieu of fractional shares of HHC Common Stock, exchanged for cash or other property, or surrendered by dissenters will be treated as outstanding shares of SNB Common Stock on the date of the Bank Merger. Moreover, shares of SNB Common Stock and shares of HHC Common Stock held by SNB shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Bank Merger will be considered as part of this representation.

         4. SNB will transfer and Hancock Bank will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by SNB immediately prior to the Bank Merger. For purposes of this representation, amounts paid by SNB to dissenters, assets used by SNB to pay its





                           Exhibit "A" to Tax Opinion
                 reorganization expenses, amounts paid by SNB to shareholders who receive cash or other property in connection with the Bank Merger, and all redemptions and distributions (except for regular, normal dividends) made by SNB immediately preceding the Bank Merger, are included as assets of SNB held immediately prior to the Bank Merger.

         5. The liabilities of SNB assumed by Hancock Bank and the liabilities, if any, to which the transferred assets of SNB are subject, were incurred by SNB in the ordinary course of its business.

         6. SNB and the shareholders of SNB will pay their respective expenses, if any, incurred in connection with the Bank Merger (subject to representation 14 below).

         7. There is no intercorporate indebtedness existing between HHC and SNB or between Hancock Bank and SNB that was issued, acquired, or will be settled at a discount.

         8. SNB is not an investment company as defined in Code section 368(a)(2)(F)(iii) and (iv).

         9. SNB is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

         10. The fair market value of the assets of SNB transferred to Hancock Bank will equal or exceed the sum of the liabilities assumed by Hancock Bank, plus the amount of the liabilities, if any, to which the transferred assets are subject.

         11.     No stock of Hancock Bank will be issued in the Bank Merger.

         12. The payment of cash in lieu of fractional shares of HHC Common Stock is solely for the purpose of avoiding the expense and inconvenience to HHC of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Bank Merger to the SNB shareholders instead of issuing fractional shares of HHC Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the Bank Merger to the SNB shareholders in exchange for their shares of SNB Common Stock. The fractional share interests of each SNB shareholder will be aggregated, and no SNB shareholder will receive cash (in payment for fractional share interests) in an amount equal to or greater than the value of one (1) full share of HHC Common Stock.

         13. None of the compensation received by any shareholder-employee of SNB pursuant to any employment, consulting or similar arrangement is or will be separate consideration for, or allocable to, any of his shares of SNB Common Stock; none of the shares of HHC Common Stock received by any shareholder-employee of SNB pursuant to the Bank Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee of SNB pursuant to any employment, consulting or similar arrangement is or will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

         14. Hancock Bank will pay or assume only those expenses of SNB that are solely and directly related to the Bank

Board of Directors
Southeast National Bank
Hancock Holding Company
[Date of Closing]
Page 1

                 Merger in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

         SNB hereby certifies that the officer of the corporation executing this Certificate has knowledge of the pertinent information set forth herein and that he has examined the foregoing representations and, to the best of such officer's knowledge and belief, the representations made are true, complete and correct as of the date, ______________, 1996, of this Certificate, and he further certifies that he is duly authorized and empowered to execute and deliver this Certificate.

                                                   SOUTHEAST NATIONAL BANK
                                                   By:
                                                      -------------------------
                                                   Title:
                                                         ----------------------

                 CERTIFICATE OF HANCOCK HOLDING COMPANY AND
                    HANCOCK BANK OF LOUISIANA RELATING TO
                   SECTION 368 OPINION ON THE BANK MERGER


         This Certificate has been requested by the law firm of Watkins Ludlam & Stennis, P.A. in connection with the rendering of its opinion as to certain federal income tax consequences relating to the merger (the "Bank Merger") of Southeast National Bank ("SNB") with and into Hancock Bank of Louisiana ("Hancock Bank") as such transaction is described in that certain Agreement and Plan of Reorganization By and Among Hancock Holding Company ("HHC"), Hancock Bank and SNB dated as of July __, 1996 (the "Merger Agreement"). Watkins Ludlam & Stennis, P. A. will rely on the representations stated hereinafter, as well as on other facts, assumptions, and representations described in its opinion letter dated [____________________, 1996 (date of closing)] (the "WL&S Tax Opinion") in opining on the federal income tax issues stated therein. Accordingly, this Certificate is an integral part of the WL&S Tax Opinion. Unless otherwise noted, all defined or capitalized terms used in this Certificate have the same meaning ascribed to such terms in the Merger Agreement or in the WL&S Tax Opinion.

         The following representations are being made in connection with the Bank Merger:

         1. Prior to the Bank Merger, HHC will be in control of Hancock Bank within the meaning of section 368(c)(1) of the Code.

         2. Following the Bank Merger, Hancock Bank will not issue additional shares of its stock that would result in HHC losing control of Hancock Bank within the meaning of section 368(c)(1) of the Code.

         3. HHC has no plan or intention to reacquire any of the HHC Common Stock issued in the Bank Merger.

         4. HHC has no plan or intention to liquidate Hancock Bank; to merge Hancock Bank with and into another corporation; to sell or otherwise dispose of the stock of Hancock Bank; or to cause Hancock Bank to sell or otherwise dispose of any of the assets of SNB acquired in the Bank Merger, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Code.

         5. Following the Bank Merger, Hancock Bank will continue the historic business of SNB or use a significant portion of SNB's historic business assets in a business.

         6. HHC, Hancock Bank, SNB, and the shareholders of SNB will pay their respective expenses, if any, incurred in connection with the Bank Merger (subject to representation 9 below).

         7. There is no intercorporate indebtedness existing between HHC and SNB or between Hancock Bank and SNB that was issued, acquired, or will be settled at a discount.

         8. Neither HHC nor Hancock Bank is an investment company as defined in Code section 368(a)(2)(F)(iii) and (iv).

         9. Hancock Bank will pay or assume only those expenses of SNB that are solely and directly related to the Bank Merger in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

         10.     No stock of Hancock Bank will be issued in the Bank Merger.

         11. The payment of cash in lieu of fractional shares of HHC Common Stock is solely for the purpose of avoiding the expense and inconvenience to HHC of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be





                           Exhibit  B  to Tax Opinion
                 paid in the Bank Merger to certain of the SNB shareholders instead of issuing fractional shares of HHC Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the Bank Merger to the SNB shareholders in exchange for their shares of SNB Common Stock. The fractional share interests of each SNB shareholder of record will be aggregated, and no SNB shareholder, will receive cash (in payment of fractional share interests) in an amount equal to or greater than the value of one (1) full share of HHC Common Stock.

         12. The fair market value of the HHC Common Stock portion of the total consideration paid by Hancock Bank in the Bank Merger will, on the Effective Date, constitute at least fifty-one percent (51%) of the fair market value of the total consideration paid by Hancock Bank in the Bank Merger.

         HHC and Hancock Bank hereby certify that the officer of the corporation executing this Certificate has knowledge of the pertinent information set forth herein and that he has examined the foregoing representations and, to the best of such officer's knowledge and belief, the representations made are true, complete and correct as of the date, ________________, 1996, of this Certificate, and he further certifies that he is duly authorized and empowered to execute and deliver this Certificate.


                                                   HANCOCK HOLDING COMPANY

                                                   By:
                                                       ------------------------
                                                   Title:
                                                          ---------------------

                                                   HANCOCK BANK OF LOUISIANA

                                                   By:
                                                       ------------------------
                                                   Title:
                                                          ---------------------




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